Compensation Agreement

This Compensation Agreement (the “Agreement”) is made and entered into as of May 1st, 2024, by and between EcoPLUS, Inc., a public company traded on the OTCPK with the ticker ECPL (the “Company”), and Amy Brimicombe (the “Employee”).

1. Position and Duties

1.1 Position: Amy Brimicombe is appointed as the Chief Executive Officer (CEO) and a member of the Board of Directors of the Company.

1.2 Duties of the CEO: The Employee, as CEO, shall perform all duties customarily associated with the position of a CEO in a small public company, which include but are not limited to:

●Leading the development and execution of the Company’s strategy.

●Overseeing all operations and business activities to ensure they produce the desired results and are consistent with the overall strategy and mission.

●Making high-level decisions about policy and strategy.

●Acting as the main point of communication between the board of directors and the corporate operations.

●Developing the Company’s culture and overall company vision.

●Providing strategic advice to the board and Chairperson so they will have accurate view of the market and the Company’s future.

●Representing the Company in negotiations and other business functions.

●Ensuring that Company policies and legal guidelines are communicated from the top down in the Company and that they are followed at all times.

●Assisting in the recruitment of senior management personnel.

1.3 Duties of a Board Member: The Employee, as a member of the Board of Directors, shall perform all duties customarily associated with the position of a board member in a small public company, which include but are not limited to:

●Attending and actively participating in board meetings.

●Providing strategic guidance and oversight.

●Ensuring the Company’s prosperity by collectively directing the company’s affairs while meeting the appropriate interests of its shareholders and stakeholders.

●Overseeing the company’s financial performance, investments, and other business ventures.

●Ensuring effective organizational planning and evaluating the effectiveness of the organization’s programs.

●Ensuring adequate resources and managing them effectively.

●Enhancing the organization’s public standing and ensuring legal and ethical integrity.

2. Compensation

2.1 Monthly Compensation: The Company agrees to pay the Employee a monthly salary of $2,000.00, which includes:

●$1,000.00 per month for her role as CEO.

●$1,000.00 per month for her position on the Board of Directors.

2.2 Payment Terms: The compensation described in Section 2.1 shall be payable in arrears on the last day of each calendar month, starting on May 31st, 2024.

2.3 Deferred Compensation: If the Board of Directors determines that the payment of the compensation would place an undue burden on the Company’s cash flows, the compensation due may be deferred. The deferred compensation shall be paid as soon as the Company’s financial situation permits, as determined by the Board of Directors.

3. Term and Renewal

3.1 Term: This Agreement shall commence on May 1st, 2024, and shall continue for a period of one (1) year.

3.2 Renewal: This Agreement shall automatically renew for successive one-year terms unless either party provides written notice of non-renewal at least thirty (30) days prior to the end of the then-current term.

4. Miscellaneous

4.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the state of Wyoming.

4.2 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

4.3 Amendments: Any amendments or modifications to this Agreement must be in writing and signed by both parties.

4.4 Severability: If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EcoPLUS, Inc.

/s/ Vincent Cammarata

Name: Vincent Cammarata

Title: Chairman of the Board of Directors

Date: May 1, 2024